Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 15, 2017 (except for the second paragraph of Note 1, as to which the date is June 15, 2017 and the third, fourth and fifth paragraphs of Note 14, as to which the date is July 10, 2017) with respect to the financial statements of Calyxt, Inc. included in this Amendment No. 2 to the Registration Statement (Form S-1) and related Preliminary Prospectus of Calyxt, Inc. dated July 10, 2017.

/s/ Ernst & Young LLP

Minneapolis, MN

July 10, 2017